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                              INDEX OF ATTACHMENTS
                                     ITEM 77



SUB-ITEM 77C      Submission of Matters to a Vote of Security Holders

SUB-ITEM 77D      Policies with Respect to Security Investments

SUB-ITEM 77I      Terms of new or amended securities

SUB-ITEM 77M      Mergers

SUB-ITEM 77O      Transactions Effected Pursuant to Rule 10f-3

SUB-ITEM 77Q1     EXHIBIT (a):  Amendment to registrant's Declaration of Trust
                  EXHIBIT (b):  Investment policy of registrant
                  EXHIBIT (d):  Constituent instruments defining the rights of holders of new classes of securities
                  EXHIBIT (e):  New or amended advisory contracts
                  EXHIBIT (g):  Merger or Consolidation Agreements
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                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77C
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      (a)   A Special Meeting of the Shareholders of Manufacturers Investment
            Trust (the "Trust) was held at the Trust's principal office at 73 Tremont Street, Boston Massachusetts on May 1, 2003 at 10:00 a.m.

      (b)   Not Applicable

      (c)   Proposals

Proposal 1

Approval of Agreement and Plan of Reorganization providing for the acquisition of all of the assets, subject to all of the liabilities, of (1) the Telecommunications Trust and the Internet Technologies Trust (each a "Transferor Portfolio") by and in exchange for shares of the Science & Technology Trust (an "Acquiring Portfolio") and (2) the Mid Cap Growth Trust and the Mid Cap Opportunities Trust (each a "Transferor Portfolio") by and in exchange for shares of the Dynamic Growth Trust (an "Acquiring Portfolio").

At the meeting, all proposals were approved by shareholders of each Portfolio. The number of votes cast FOR or AGAINST or which ABSTAINED from voting is set forth below for each proposal:


                                                                    SHARES
                                                ----------------------------------------------
             PORTFOLIO                          FOR              AGAINST             ABSTAINED
             ---------                          ---              -------             ---------

           PROPOSAL 1
         Telecommunications Trust            2,841,461             129,915            305,592
         Internet Technologies
         Trust                              10,123,081             750,295            749,623
         Mid Cap Growth Trust                4,954,358         270,975,472            525,950
         Mid Cap Opportunities Trust         2,906,881              40,115            218,556
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